                                                                   Exhibit 10.1
                              EMPLOYMENT AGREEMENT

                                     between

                   Maxim Pharmaceuticals, Inc. (German Branch)

                                    - hereinafter referred to as the "COMPANY" -
                                                                      -------

                                       and

                            Mr. Karl-Hermann Bremeyer

                 - hereinafter referred to as "MR. BREMEYER" or the "EMPLOYEE" -
                                               ------------          --------

--------------------------------------------------------------------------------

1.       COMMENCEMENT OF EMPLOYMENT

1.1      The employment will commence with effect from July 1, 2001.

1.2 Upon commencement, the consultancy agreement between the Company and the Employee dated March 1, 2001 shall terminate. The Company shall not retain any liabilities thereunder other than the payment of the agreed consultancy fee through June 30, 2001 and the Employee will not assert any claims except for such payment.

2.       DUTIES

2.1 Mr. Bremeyer shall be employed in the position of Managing Director, Europe. He will be head of the Company's German branch and as such be responsible for its proper conduct of business.

2.2 Mr. Bremeyer's scope of activity and responsibility shall principally comprise the following duties:

         - providing a European Community (EC) entity to serve as a basis for filing for regulatory approval in certain EC countries,

         - determining the best procedure for obtaining approval of Ceplene and other products by the European Medical Evaluation Authority (EMEA),

         -        obtaining EMEA approval,

         - determining a strategy regarding complementary drugs such as IL-2,

         -        meeting all EC regulatory requirements,

         -        creating the distribution model for the EC,

         -        establishing marketing and other corporate partners.

2.3 Mr. Bremeyer is directly reporting to the CEO of Maxim Pharmaceuticals, Inc.

2.4 The Company reserves the right to assign other or additional duties to Mr. Bremeyer without additional compensation insofar as they are commensurate with his knowledge and abilities.

3.       PLACE OF WORK

3.1      Mr. Bremeyer's general place of work will be mainly in Germany.

3.2 For the performance of his duties hereunder, Mr. Bremeyer may be required to travel both within and outside of Germany.

3.3 The Company reserves the right to transfer Mr. Bremeyer to another place of work, insofar as such transfer can reasonably be expected from Mr. Bremeyer and takes reasonable account of his personal interests.

4.       HOURS OF WORK

4.1      Mr. Bremeyer's standard hours of work will be 40 hours per week.

4.2 To the extent permitted by law, Mr. Bremeyer will work overtime if this is required in order to appropriately and timely fulfill the duties hereunder. Any overtime will not be additionally compensated.

5.       REMUNERATION

5.1 As compensation for the services to be provided under this Agreement, Mr. Bremeyer will receive a gross basic salary of DM 580,000.00 (in words Deutschmarks five hundred and eighty thousand) p.a. This salary will be paid in equal monthly instalments at the end of each calendar month.

5.2 Mr. Bremeyer's salary shall be paid by remittance to the bank account specified by him from time to time.

5.3 The Company will review the salary annually, taking into account Mr. Bremeyer's personal performance as well as the general development of cost of living expenses. There is no obligation for a salary increase as a consequence of such review and any increase is discretionary.

5.4 The Company takes over the contributions to the social security institutions as required by law. In the event that Mr. Bremeyer carries private health insurance, the Company will pay 50% of the average legal contributions to the mandatory public health insurance scheme.

6.       BONUS

6.1 The Company shall determine annually the value of any bonus and whether one is to be paid at all. Such bonus shall reward previous and future loyalty to the Company and Mr. Bremeyer's performance during the course of the previous year. Any bonus payment will be at the Company's absolute discretion. No right to payment of a bonus shall arise merely by virtue of Mr. Bremeyer having received a bonus in the past.

6.2 The level of any bonus shall not exceed 20% of the annual salary as set out in clause 5.1 above.

6.3 In any case, a bonus payment shall only be made if no notice of termination has been given on or before November 1 and no agreement to terminate has been entered into by that date.

6.4 A bonus shall be determined and notified in November each year and shall be paid together with the salary for December.

7.       INVENTIONS

Notwithstanding mandatory provisions of German law under the Employee Inventions Act (Arbeitnehmererfindungsgesetz), Mr. Bremeyer hereby agrees to Maxim's Standard Employee Proprietary Information and Inventions Agreement which is attached hereto and constitutes an inseparable part of this Employment Agreement.

8.       EXPENSES

8.1 Business expenses, in particular expenses for business travel, will be reimbursed in accordance with the maximum rates acknowledged under German law.

8.2 Mr. Bremeyer will use his private car for business travel. He will be reimbursed at the rate of 1.20 DM/km.

9.       ASSIGNMENT AND PLEDGE OF CLAIMS

         The assignment and/or pledge of any claims arising from the employment relationship is prohibited and of no effect with regard to the Company unless the Company has given its prior written consent to such assignment or pledge.

10.      HOLIDAYS

10.1 Mr. Bremeyer shall be entitled to 30 working days' paid holiday per calendar year. Working days are Monday through Friday.

10.2 Holidays shall be taken upon coordination with the Company's management and in due consideration of current business needs.

10.3 Holidays shall be taken during the calendar year of entitlement. With the written consent of the management of the Company, it may be extended to March 31 of the following year.

11.      ABSENCE FROM WORK

11.1 Whenever Mr. Bremeyer is unable to attend work, for whatever reason, he shall inform the Company without delay and at the latest on the first morning of absence of the reasons for and the likely duration of his absence, and additionally shall let the Company know of any urgent work matters needing to be addressed.

11.2 If, in the case of illness, Mr. Bremeyer is unable to attend work for more than three calendar days, he shall produce, no later than on the first working day following this three-day period, a medical certificate confirming such inability. The Company shall be entitled to require Mr. Bremeyer to produce such certificate at an earlier date. If Mr. Bremeyer is unable to attend work for a longer period than that set out in this certificate, he shall produce a new certificate no later than the first working day after the previous certificate ceases to be valid.

12.      OTHER EMPLOYMENT AND PUBLICATIONS

12.1 Any other business related activity or employment, whether paid or unpaid, requires the prior written consent of the Company.

12.2 Publications or lectures on matters connected with or relating to Mr. Bremeyer's activities for the Company require the Company's prior written consent. Mr. Bremeyer will not disclose his affiliation to the Company in the case of any publications or lectures without prior approval by the Company.

12.3 The obligation to confidentiality as set out under clause 13 below remains unaffected by this provision.

13.      CONFIDENTIALITY

13.1 Mr. Bremeyer shall not disclose any trade or business secrets of the Company or affiliated companies and shall not disclose any defined or definable facts which may be reasonably deemed confidential by the Company or affiliated companies. To the extent such information falls within his sphere of work, Mr. Bremeyer shall ensure that third persons do not obtain unauthorized access to it.

13.2 The duties set out in clause 13.1 above shall continue to exist beyond the end of the employment relationship unless it functions as a post-contractual prohibition against competition within the meaning of Sections 74 et seq. German Commercial Code (HGB).

13.3 The Company will exempt Mr. Bremeyer from the duties defined under clauses 13.1 and 13.2 above if and insofar as Mr. Bremeyer is obliged by law to disclose information subject to these duties of confidentiality or if and as far as Mr. Bremeyer's justified interests to be exempt from such duty decisively outweigh the Company's justified interests to keep the information confidential.

14.      TERMINATION OF EMPLOYMENT

14.1 The employment relationship can be terminated by either party with a notice period of six months ending at the end of a calendar month. Any extension of the notice period on the basis of statutory provisions applies likewise to both parties.

14.2 After notice of termination has been given by either party, the Company shall be entitled to release Mr. Bremeyer from work from that point on until the end of the notice period, provided that the Company continues to pay his contractual salary. Unclaimed holiday entitlements shall thereby be compensated.

14.3 The employment relationship shall end without the need for notice of termination no later than at the end of the month in which Mr. Bremeyer reaches the age of 65.

14.4 Upon request of the Company and, in any event, on the final work day before the legally effective end of the employment relationship, Mr. Bremeyer shall return to the Company, in accordance with its instructions, all property belonging to the Com-pany or any affiliated company as well as all work and business documents which can still be used, including electronic data and any notes and copies thereof made. This applies in particular if Mr. Bremeyer is released from work within the meaning of clause 14.2 above. This does not apply to property which Mr. Bremeyer received with the express permission to also use it for private purposes. A right of retention shall not exist.

15.      OTHER AGREEMENTS

15.1 This Agreement shall replace all verbal or written agreements previously concluded between the parties in respect of its subject matter.

15.2 The stock option agreement dated March 1, 2001 between the Company and Mr. Bremeyer shall remain unaffected.

16.      MISCELLANEOUS

16.1 Any side agreements and amendments of this Agreement require written form to be valid. This applies also to an amendment to this clause on the requirement of written form.

16.2 In the event that individual provisions of this Agreement should be invalid, the validity of the remaining provisions of this Agreement shall not be affected thereby.

16.3 The parties shall endeavour to replace any invalid provision of this Agreement by such valid provision which as closely as possible achieves the purposes originally intended.

San Diego, California, June 30, 2001

/s/ Larry G. Stambaugh                      /s/ Karl-Hermann Bremeyer
------------------------------------        ------------------------------------
Larry G. Stambaugh                          Karl-Hermann Bremeyer
Chief Executive Officer
Maxim Pharmaceuticals, Inc.